EXHIBIT 99.1


Media General Reports Third-Quarter Results

    RICHMOND, Va.--(BUSINESS WIRE)--Oct. 16, 2003--Media General, Inc. (NYSE: MEG) today reported third-quarter income of $11.7 million, or 50 cents per diluted share, excluding the effect of an accounting change, compared with net income of $9.5 million, or 41 cents per diluted share, in the third quarter of 2002. At the beginning of the third quarter, Media General adopted FIN 46, relating to variable interest entities, which required a non-cash charge of $8.1 million, or 34 cents per diluted share, to recognize the cumulative effect of the accounting change. After the charge, Media General's net income for the quarter was $3.7 million, or 16 cents per diluted share.
    "Media General's 23.5 percent operating improvement versus last year is mostly attributable to reduced losses from our one-third ownership of SP Newsprint and lower interest expense," said J. Stewart Bryan III, chairman and chief executive. "We were pleased with the performance of all three divisions for the quarter, as well," he said.
    "Publishing Division revenues increased year-over-year for the fourth consecutive quarter and marked the largest increase this year. While newspaper revenue has not reached the levels we hoped for in 2003, we are encouraged by the growth experienced so far this year. Broadcast Division total revenues were below last year by only $568,000, despite the fact that political billings for the quarter were $6.1 million below last year's third quarter. Broadcast was very successful in generating significant gains in local and national transactional advertising revenues," said Bryan.
    "Both the Publishing and Broadcast divisions implemented expense management programs earlier this year that included a hiring freeze and restrained discretionary spending. These programs have continued, and, as a result, both divisions reduced expenses compared to their original budgets by 4 percent for the third quarter," Bryan said.
    Total consolidated revenues of $205 million increased 2.6 percent, compared with revenues of $200 million for last year's third quarter. Segment operating profit totaled $41.8 million, compared with $41.3 million last year. Segment operating cash flow was $53.6 million, compared with $54.9 million in the third quarter of 2002.
    Publishing segment profit of $28.2 million was 2.6 percent higher than last year's third-quarter. Publishing segment results include the company's 20 percent interest in The Denver Post, which generated income of $170,000 this quarter, compared with income of $128,000 in last year's third quarter. Segment operating cash flow for the quarter was $34.5 million, a slight increase over last year.
    Publishing Division revenues of $132 million were 3.9 percent above the third quarter of 2002, and advertising revenues for the quarter were 4.6 percent higher. The national, classified, preprint and other advertising categories all experienced solid gains during the quarter, and the retail category was even with last year. The two new malls that opened in Richmond in September had a positive impact on the overall retail environment, but many retail advertisers in other markets remain cautious. Preprint revenues increased 7.1 percent for the quarter.
    Classified revenue increased 4.1 percent for the quarter. Employment advertising remained soft, while automotive, real estate and other classified advertising continued strong. National advertising increased by 16.5 percent, driven mostly by the financial, healthcare and telecommunications categories. Circulation revenue was slightly above last year.
    Publishing operating expenses for the quarter were $4.2 million, or 4.2 percent, higher than the third quarter of 2002. The increase reflects higher salaries, employee benefits, and newsprint expense. Newsprint expense for the quarter increased 12.4 percent, the result of increased prices and consumption. The price per ton increased $43 for the quarter over last year.
    Broadcast segment profit of $15.3 million was down 8.2 percent from last year. The major factors contributing to the decline were lower political billings and higher employee benefit expenses.
    Broadcast Division revenue for the quarter declined less than 1 percent from last year to $70.9 million, despite the absence of significant political revenues. For the quarter, local advertising increased 10.5 percent and national increased 4.8 percent. Categories showing substantial gains included automotive, financial, utilities, furniture, medical and telecommunications. Political revenues in this off-election year were $2.4 million compared with $8.5 million last year.
    Broadcast operating expenses increased $797,000, or 1.5 percent, primarily due to higher employee benefits and investments in sales programs that drove the higher local time sales.
    The Interactive Media Division recorded a loss of $1.7 million, a 41 percent improvement over last year's third-quarter loss of $2.9 million. Virtually all of the improvement was due to the absence of last year's investment write-off. The division's revenues were 59 percent better than last year, due in large part to the continuing success of classified up-sell arrangements with Media General newspapers and the introduction of new products and services.
    The company's share of SP Newsprint's results was a loss of $1.2 million, a meaningful improvement from last year's $4.6 million loss, due mainly to higher newsprint prices. Interest expense was 28 percent less than the third quarter of 2002 due to lower borrowing costs.
    EBITDA (income from continuing operations before cumulative effect of change in accounting principle and before interest, taxes, depreciation and amortization) in the third quarter of 2003 was $42.7 million, compared with $44.2 million in the 2002 period. Free cash flow (after-tax cash flow minus capital expenditures) was $20.9 million in the third quarter of 2003 and $15.8 million in the same period a year ago.
    Media General continues to provide the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful for evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company's ability to meet its debt service requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

    Outlook

    Looking forward to the fourth quarter, for the Publishing Division, Media General is projecting revenue growth of about 3 percent, from continued year-over-year improvement in all advertising categories. Employment advertising comparisons are improving every month and the company will continue to benefit from the new malls in Richmond for the remainder of the year. For the Broadcast Division, time sales forecasts for the fourth quarter reflect cautious optimism. In some markets, there are signs that the economy is strengthening and advertisers may be overcoming profitability concerns. While the Broadcast Division expects to replace a substantial portion of last year's $18 million in political billings for the fourth quarter, its total revenues for the quarter are expected to be 10 percent below last year.
    For the full year 2003, analyst estimates for Media General currently range from $2.27 to $2.44, and the consensus estimate is $2.34. Media General currently expects earnings per share from continuing operations (which will no longer include Media General Financial Services, following its sale on October 14, 2003) to be above the consensus estimate.

    Conference Call

    Media General will discuss third-quarter results during a conference call and webcast today at 11:00 a.m. ET. To listen to the webcast, log on to www.mediageneral.com and click on the "Live
Earnings Conference" link at the top of the home page. A replay will be available from 2 p.m. today until midnight October 23, at the same Web address.

    Forward-Looking Statements

    This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

    About Media General

    Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company's publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General's 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company's extensive interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.


Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

                                 Thirteen Weeks      Thirty-Nine Weeks
                                     Ending               Ending
                      ---------------------------- -------------------
                               Sept. 28, Sept. 29  Sept. 28, Sept. 29,
                                 2003     2002(3)    2003     2002(3)
----------------------------------------------------------------------

Revenues                       $205,086  $199,942  $611,890  $603,410

Operating costs:
   Production                    89,487    86,069   267,007   257,486
   Selling, general
    and administrative           73,089    65,295   218,021   200,174
   Depreciation and
    amortization                 16,327    16,628    49,976    50,107
----------------------------------------------------------------------
    Total operating
     costs                      178,903   167,992   535,004   507,767
----------------------------------------------------------------------

Operating income                 26,183    31,950    76,886    95,643
----------------------------------------------------------------------

Other income (expense):
   Interest expense              (8,409)  (11,607)  (26,262)  (36,961)
   Investment loss-unconsolidated
    affiliates                   (1,044)   (4,423)   (4,552)  (10,190)
   Other, net                     1,295        32     9,530     2,271
----------------------------------------------------------------------
    Total other expense          (8,158)  (15,998)  (21,284)  (44,880)
----------------------------------------------------------------------

Income from continuing
 operations before income
 taxes and cumulative effect
 of change in accounting
 principle                       18,025    15,952    55,602    50,763

Income taxes                      6,580     6,713    20,297    20,052
----------------------------------------------------------------------

Income from continuing
 operations before
 cumulative Effect of change in
 accounting principle            11,445     9,239    35,305    30,711

Income from discontinued
 operations (net of tax)(1)         301       272       957     1,087
Cumulative effect of
 change in accounting
 principle (net of tax)(2)       (8,079)      ---    (8,079) (126,336)
----------------------------------------------------------------------
Net income (loss)                $3,667    $9,511   $28,183  $(94,538)
======================================================================

Net income (loss) per
 common share:
   Income from continuing
    operations before cumulative
    effect of change in accounting
    principle                    $ 0.50     $0.40     $1.53     $1.34
   Discontinued operations         0.01      0.01      0.04      0.05
   Cumulative effect
    of change in accounting
    principle                     (0.35)      ---     (0.35)    (5.51)
                      ------------------------------------------------
Net income (loss)                 $0.16     $0.41     $1.22    $(4.12)
                      ================================================

Net income (loss) per
 common share - assuming dilution:
   Income from continuing
    operations before cumulative
    effect of change in accounting
    principle                     $0.49     $0.40     $1.51     $1.32
   Discontinued operations         0.01      0.01      0.04      0.05
   Cumulative effect
    of change in accounting
    principle                     (0.34)      ---     (0.34)    (5.44)
                      ------------------------------------------------
Net income (loss)                 $0.16     $0.41     $1.21    $(4.07)
                      ================================================

----------------------------------------------------------------------

Weighted-average common shares
 outstanding:
   Basic                         23,074    22,990    23,052    22,927
   Diluted                       23,423    23,225    23,346    23,218
----------------------------------------------------------------------

   (1) The company announced the sale of its Media General Financial
Services subsidiary on October 14, 2003.
   (2) Expense recorded upon adoption of FIN 46, Consolidation of Variable Interest Entities, in 2003 and write-down for impairment upon adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002.
   (3) Certain prior year amounts have been reclassified to conform with the current year presentation.


Media General, Inc.
BUSINESS SEGMENTS
(Unaudited)
                                               Inter
(In thousands)            Publish    Broad   -active   Elim-
                            -ing     -cast     Media  inations  Total
-----------------------------------------------------------------------
Quarter Ended September 28, 2003

Consolidated revenues     $132,226   $70,865   $2,612  $(617) $205,086
                        ==============================================
Segment operating
 cash flow                 $34,453   $20,585  $(1,396)         $53,642
Allocated amounts:
  Equity in net income of
   unconsolidated affiliate    170                                 170
  Depreciation and
   amortization             (6,434)   (5,245)    (319)         (11,998)
                        -----------------------------------------------
    Segment profit (loss)  $28,189   $15,340  $(1,715)          41,814
                        ==============================

Unallocated amounts:
  Interest expense                                              (8,409)
  Investment loss-SP Newsprint                                  (1,214)
  Acquisition intangibles
   amortization                                                 (3,012)
  Corporate expense                                             (9,575)
  Other                                                         (1,579)
                                                              ---------
    Consolidated income from continuing
     operations before income taxes and
     cumulative effect of change in
     accounting principle                                      $18,025
                                                              =========

Quarter Ended September 29, 2002

Consolidated revenues     $127,313   $71,433   $1,647  $(451) $199,942
                        ===============================================
Segment operating
 cash flow                 $34,150   $22,221  $(1,513)         $54,858
Allocated amounts:
  Equity in net income of
   unconsolidated affiliate    128                                 128
  Write-down of investment                     (1,160)          (1,160)
  Depreciation and
   amortization             (6,792)   (5,516)    (216)         (12,524)
                        -----------------------------------------------
    Segment profit
     (loss)                $27,486   $16,705  $(2,889)          41,302
                        ==============================

Unallocated amounts:
  Interest expense                                             (11,607)
  Investment loss-SP
   Newsprint                                                    (4,551)
  Acquisition intangibles
   amortization                                                 (3,035)
  Corporate expense                                             (8,261)
  Other                                                          2,104
                                                              ---------
    Consolidated income from continuing
     operations before income taxes and                        $15,952
     cumulative effect of change in                           =========
     accounting principle

Nine Months Ended September 28, 2003

Consolidated revenues     $397,598  $208,999  $7,025  $(1,732) $611,890
                        ===============================================
Segment operating
 cash flow                $102,769   $60,933 $(4,011)          $159,691
Allocated amounts:
  Equity in net income of
   unconsolidated affiliate    346                                  346
  Gain on sale of Hoover's                     5,746              5,746
  Depreciation and
   amortization            (19,698)  (16,464) (1,192)           (37,354)
                        -----------------------------------------------
    Segment profit         $83,417   $44,469    $543            128,429
                        ==============================

Unallocated amounts:
  Interest expense                                              (26,262)
  Investment loss-SP
   Newsprint                                                     (4,898)
  Acquisition intangibles
   amortization                                                  (9,043)
  Corporate expense                                             (27,674)
  Other                                                          (4,950)
                                                               ---------
  Consolidated income from continuing
   operations before income taxes and
    cumulative effect of change in
     accounting principle                                       $55,602
                                                               =========

Nine Months Ended September 29, 2002

Consolidated revenues     $388,035  $212,443  $4,238 $(1,306)  $603,410
                        ===============================================
Segment operating
 cash flow                $109,284   $66,988 $(4,300)          $171,972
Allocated amounts:
  Equity in net loss of
   unconsolidated affiliates  (644)             (413)            (1,057)
  Write-down of investment                    (1,160)            (1,160)
  Depreciation and
   amortization            (20,847)  (16,348)   (772)           (37,967)
                        -----------------------------------------------
    Segment profit
     (loss)                $87,793   $50,640 $(6,645)           131,788
                        =============================

Unallocated amounts:
  Interest expense                                              (36,961)
  Investment loss-SP
   Newsprint                                                     (9,133)
  Acquisition intangibles
   amortization                                                  (8,892)
  Corporate expense                                             (25,828)
  Other                                                            (211)
                                                               ---------
    Consolidated income from continuing
     operations before income taxes and
        cumulative effect of change
         in accounting principle                                $50,763
                                                               =========
Media General, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)
                                                 (Unaudited)
                                                  Sept. 28,  Dec. 29,
                                                    2003       2002
----------------------------------------------------------------------

ASSETS

Current assets:
  Cash and cash equivalents                        $8,293     $11,279
  Accounts receivable - net                       102,462     112,399
  Inventories                                       6,414       4,101
  Other                                            40,578      32,773
                                               ----------- -----------
    Total current assets                          157,747     160,552
                                               ----------- -----------

Investments in unconsolidated affiliates           89,711      93,370
Other assets                                       61,146      68,140
Property, plant and equipment - net               437,438     372,719

Excess of cost over fair value of
 net identifiable assets
 of acquired businesses - net                     832,004     832,004

FCC licenses and other intangibles - net          811,000     820,226
                                               ----------- -----------
Total assets                                   $2,389,046  $2,347,011
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $19,692     $20,967
  Accrued expenses and other
   liabilities                                     90,759      88,646
  Income taxes payable                                  -       1,888
                                               ----------- -----------
    Total current liabilities                     110,451     111,501
                                               ----------- -----------

Long-term debt                                    581,473     642,937
Borrowings of consolidated
 variable interest entity                          95,320           -
Deferred income taxes                             360,424     345,178
Other liabilities and deferred credits            164,323     188,141
Stockholders' equity                            1,077,055   1,059,254
                                               ----------- -----------
Total liabilities and
 stockholders' equity                          $2,389,046  $2,347,011
======================================================================

Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW
(Unaudited, in thousands)

                                      Third Quarter     Year-to-Date
                               -------------------- ------------------
                                      2003    2002      2003     2002
                               -------------------- ------------------

Income from continuing operations
 before cumulative effect of change
 in accounting principle           $11,445  $9,239   $35,305  $30,711

Interest                             8,409  11,607    26,262   36,961
Taxes                                6,580   6,713    20,297   20,052
Depreciation and amortization       16,327  16,628    49,976   50,107

EBITDA before cumulative effect
 of change in accounting       -------------------- ------------------
 principle                         $42,761 $44,187  $131,840 $137,831
                               ==================== ==================

Income from continuing
 operations before cumulative
  effect of change in
   accounting principle            $11,445  $9,239   $35,305  $30,711
Depreciation and amortization       16,327  16,628    49,976   50,107

                               -------------------- ------------------
After-tax cash flow                $27,772 $25,867   $85,281  $80,818
                               ==================== ==================

After-tax cash flow                $27,772 $25,867   $85,281  $80,818
Capital expenditures                 6,858  10,074    19,783   25,869
                               -------------------- ------------------
Free cash flow                     $20,914 $15,793   $65,498  $54,949
                               ==================== ==================

    CONTACT: Media General
             Lou Anne Nabhan, 804-649-6103
             lnabhan@mediageneral.com



Media General Reports September Revenues

    RICHMOND, Va.--(BUSINESS WIRE)--Oct. 16, 2003--Media General, Inc. (NYSE: MEG) today reported September 2003 total revenues of $66.6 million, up 1.7 percent, compared with revenues of $65.5 million in September 2002. Publishing revenues increased 4.1 percent, Broadcast revenues declined 3.7 percent, and Interactive Media revenues were up nearly 58 percent.
    Newspaper advertising revenue returned to the growth levels experienced in June and July and was $1.7 million, or 5.1 percent, above last September, with growth in all categories. Classified revenue was $370,000, or 2.8 percent, above last year. Employment linage at the company's three largest newspapers improved over August's 5 percent gain and was 9.3 percent above last September. This improvement was partially offset by automotive linage that was below last year by 3.4 percent. Employment linage at The Tampa Tribune increased 22.7 percent over last year and reflected continued success with the sale of special promotional multi-part packages. Employment linage increased 2.7 percent at the Richmond Times-Dispatch, driven mostly by help wanted advertising to fill job openings at two new malls. Linage at the Winston-Salem Journal declined 0.9 percent.
    Retail revenue increased $300,000, or 3 percent, from last September. The Richmond Times-Dispatch was nearly 29 percent above last year, benefiting from the opening of two new malls during the month, which drove higher department store and sporting goods store advertising. The Tampa Tribune's retail advertising declined 6.7 percent, as a result of weakness in the department store, home furnishings and restaurant categories. The Winston-Salem Journal was down 11.6 percent due to soft advertising schedules by department stores and major financial advertisers. The company's community newspapers showed an increase in the retail category of 1.7 percent, due to strength in most Virginia markets. Preprint revenue rose $630,000, or 11.6 percent from last year.
    National revenue was above last year by $70,000, or 2.7 percent, reflecting gains in Richmond and Winston-Salem. The increases were primarily the result of robust telecommunications advertising and insurance advertising in Richmond following Hurricane Isabel. Tampa's national revenues were even with last year. Circulation revenue was down slightly from last year.
    The Broadcast Division had a strong month, with meaningful increases in both local and national time sales. Local time sales increased $890,000, or 7 percent. National time sales increased $1 million, or 13.5 percent. Together, these increases partially offset $3.5 million of lower political revenues. Despite the decline, political revenues exceeded expectations as a result of the Louisiana gubernatorial race, early political spending for the February 2004 presidential primaries in South Carolina, and issue advertising related to an Alabama tax referendum.
    Automotive spending remained robust, particularly at the local level, driven by car manufacturers and regional dealer associations. Other broadcast categories showing gains for the month were the financial, telecommunications, medical and furniture segments.
    Interactive Media revenue growth continues to reflect the company's success with classified up-sells from its newspapers and from new online products and services.

    About Media General

    Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company's publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General's 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company's extensive interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.


                          MEDIA GENERAL INC.
                        Revenues and Page Views

======================================================================
                                              September
                                 -------------------------------------
                                      2003        2002     % Change
                                --------------------------------------
Revenues (000)                       $66,617     $65,501       1.7 %
      Publishing                      42,421      40,740       4.1 %
      Broadcast                       23,564      24,458      (3.7)%
      Interactive Media                  825         523      57.7 %
      Eliminations                      (193)       (220)     12.3 %

      Discontinued operations            362         374      (3.2)%

--------------------------------------------------------------------

Selected Publishing Revenues (000)
    By Category
      Advertising                    $34,800     $33,126       5.1 %
         Classified                   13,601      13,234       2.8 %
         Retail                       10,531      10,224       3.0 %
         National                      2,739       2,666       2.7 %
         Preprints                     6,075       5,444      11.6 %
         Other                         1,854       1,558      19.0 %
      Circulation                      6,690       6,777      (1.3)%
    By Property
      Richmond                        11,100      10,057      10.4 %
      Tampa                           12,799      12,631       1.3 %
      Winston-Salem                    4,075       4,134      (1.4)%
      Community Newspapers            14,250      13,767       3.5 %

--------------------------------------------------------------------

Advertising Revenues (Dailies) (000)
      Richmond                        $8,561      $7,568      13.1 %
      Tampa                           11,574      11,419       1.4 %
      Winston-Salem                    3,323       3,343      (0.6)%
      Community Newspapers             9,695       9,229       5.0 %
                                           -
--------------------------------------------------------------------

Broadcast Time Sales (gross) (000)   $23,191     $24,793      (6.5)%
      Local                           13,517      12,627       7.0 %
      National                         8,459       7,455      13.5 %
      Political                        1,215       4,711     (74.2)%

--------------------------------------------------------------------

Selected Online Total Page
 Views
      TBO.com                     14,503,814  14,893,656      (2.6)%
       (Tampa, Fla.)
      timesdispatch.com            6,963,790   5,302,736       31.3%
       (Richmond, Va.)
      JournalNow.com               2,697,197   2,334,862       15.5%
       (Winston-Salem, N.C.)

======================================================================

Notes: All data are subject to later adjustment.


                          MEDIA GENERAL INC.
                        Revenues and Page Views
======================================================================

                                   ===================================
                                             Year-to-Date
                                   -----------------------------------
                                      2003        2002      % Change
                                   -----------------------------------

Revenues (000)                      $611,890    $603,410       1.4 %
      Publishing                     397,598     388,035       2.5 %
      Broadcast                      208,999     212,443      (1.6)%
      Interactive Media                7,025       4,238      65.8 %
      Eliminations                    (1,732)     (1,306)    (32.6)%

      Discontinued operations          3,717       4,034      (7.9)%

--------------------------------------------------------------------

Selected Publishing Revenues (000)
    By Category
      Advertising                   $323,936    $314,682       2.9 %
         Classified                  128,819     126,311       2.0 %
         Retail                       96,553      98,307      (1.8)%
         National                     24,142      22,024       9.6 %
         Preprints                    58,111      53,422       8.8 %
         Other                        16,311      14,618      11.6 %
      Circulation                     64,938      64,405       0.8 %
    By Property
      Richmond                        98,355      95,361       3.1 %
      Tampa                          123,904     119,546       3.6 %
      Winston-Salem                   39,252      38,714       1.4 %
      Community Newspapers           134,773     133,099       1.3 %

--------------------------------------------------------------------

Advertising Revenues (Dailies) (000)
      Richmond                       $74,319     $71,243      4.3 %
      Tampa                          111,468     107,454      3.7 %
      Winston-Salem                   31,688      31,349      1.1 %
      Community Newspapers            91,626      89,938      1.9 %

--------------------------------------------------------------------

Broadcast Time Sales (gross) (000)  $206,322    $208,567      (1.1)%
      Local                          127,201     119,574       6.4 %
      National                        75,379      75,212       0.2 %
      Political                        3,742      13,781     (72.8)%

--------------------------------------------------------------------

Selected Online Total Page
 Views
      TBO.com                    122,580,467 110,444,607       11.0%
       (Tampa, Fla.)
      timesdispatch.com           60,103,017  40,990,828       46.6%
       (Richmond, Va.)
      JournalNow.com              22,898,577  20,448,947       12.0%
       (Winston-Salem, N.C.)

====================================================================

Notes: All data are subject to later adjustment.


                          MEDIA GENERAL INC.
                 Daily Newspapers Advertising Linage (1)

======================================================================
                                             September
                             -----------------------------------------
                                         2003        2002    % Change
----------------------------------------------------------------------

RICHMOND TIMES-DISPATCH
   Retail                               41,959        33,857    23.9 %
   National                             13,615        11,843    15.0 %
   Classified                           67,081        66,601     0.7 %
      Total                            122,655       112,301     9.2 %
----------------------------------------------------------------------

TAMPA TRIBUNE
   Retail                               38,491        39,625    (2.9)%
   National                             14,696        13,764     6.8 %
   Classified                          129,773       133,241    (2.6)%
      Total                            182,960       186,630    (2.0)%
----------------------------------------------------------------------

WINSTON-SALEM JOURNAL
   Retail                               33,570        38,580   (13.0)%
   National                              7,285         6,916     5.3 %
   Classified                           58,005        59,162    (2.0)%
      Total                             98,860       104,658    (5.5)%
----------------------------------------------------------------------
COMMUNITY DAILIES
   Retail                              311,434       317,252    (1.8)%
   National                             27,187        26,302     3.4 %
   Classified                          439,830       393,463    11.8 %
      Total                            778,451       737,017     5.6 %
----------------------------------------------------------------------
MEDIA GENERAL DAILIES TOTAL
   Retail                              425,454       429,314    (0.9)%
   National                             62,783        58,825     6.7 %
   Classified                          694,689       652,467     6.5 %
      Total                          1,182,926     1,140,606     3.7 %
======================================================================

(1) Advertising is in column inches - full run only


                          MEDIA GENERAL INC.
                 Daily Newspapers Advertising Linage (1)

======================================================================
                                        Year-to-Date
                  ----------------------------------------------------
                                           2003       2002   % Change
----------------------------------------------------------------------

RICHMOND TIMES-DISPATCH
   Retail                                 317,600    330,850    (4.0)%
   National                               101,610     86,370    17.6 %
   Classified                             671,673    614,380     9.3 %
      Total                             1,090,883  1,031,600     5.7 %
----------------------------------------------------------------------

TAMPA TRIBUNE
   Retail                                 379,561    384,265    (1.2)%
   National                               142,278    119,516    19.0 %
   Classified                           1,255,506  1,218,733     3.0 %
      Total                             1,777,345  1,722,514     3.2 %
----------------------------------------------------------------------

WINSTON-SALEM JOURNAL
   Retail                                 326,073    349,590    (6.7)%
   National                                72,366     67,223     7.7 %
   Classified                             567,116    586,023    (3.2)%
      Total                               965,555  1,002,836    (3.7)%
----------------------------------------------------------------------
COMMUNITY DAILIES
   Retail                               3,020,625  3,104,650    (2.7)%
   National                               245,989    225,608     9.0 %
   Classified                           3,887,845  3,570,608     8.9 %
      Total                             7,154,459  6,900,866     3.7 %
----------------------------------------------------------------------
MEDIA GENERAL DAILIES TOTAL
   Retail                               4,043,859  4,169,355    (3.0)%
   National                               562,243    498,717    12.7 %
   Classified                           6,382,140  5,989,744     6.6 %
      Total                            10,988,242 10,657,816     3.1 %
======================================================================

(1) Advertising is in column inches - full run only

    CONTACT: Media General, Inc.
             Lou Anne J. Nabhan, 804-649-6103
             lnabhan@mediageneral.com